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Ford Escape, Fusion Deliver Best-Ever August Sales;
Company Sees Gains in Cars, Utilities and Trucks

•	Ford Motor Company's August U.S. sales increased 13 percent with 197,249 vehicles sold; retail sales up 19 percent compared with year-ago

•	Ford Escape compact utility sales totaled 28,188 vehicles - a 37 percent increase versus a year ago and its best August ever

•	Fusion sales of 21,690 vehicles up 21 percent, delivering all-time best August sales; Focus sales increase 35 percent with 19,073 vehicles sold

•	F-Series sales grew 19 percent totaling 58,201 vehicles, reflecting 13 straight months of monthly sales gains and our best sales month this year for America's most-popular vehicle

•	Ford announces fourth quarter production of 725,000 vehicles; up 7 percent from year-ago levels

DEARBORN, Mich., Sept. 4, 2012 - Ford Motor Company's U.S. total sales increased 13 percent in August compared with last year - and 19 percent for retail sales - with gains in cars, utilities and trucks.

“As fuel prices rose again during August, we saw growing numbers of people gravitate toward our fuel-efficient vehicles - cars, utilities and trucks,” said Ken Czubay, Ford vice president, U.S. Marketing, Sales and Service. “Customers increasingly value savings at the pump, and Ford is answering the call with a full family of vehicles with leading fuel efficiency and the power to choose which vehicle best meets their needs.”

Ford also added a third crew at the Louisville Assembly Plant in August to support demand for the new Escape small utility - the fastest-turning vehicle in Ford's U.S. lineup. Escape posted its best August sales results ever, with a 37 percent gain versus last year, with 28,188 vehicles sold.

Explorer posted its best August sales results since 2006, with 13,168 vehicles sold.

Ford passenger car sales were up 7 percent in August, including 35 percent in retail sales. Fusion posted a sixth consecutive monthly sales record, with best-ever August sales totaling 21,690 vehicles - a 21 percent increase over last year. Focus sales totaled 19,073 vehicles, a 35 percent increase versus last year. Mustang posted a 12 percent increase, with 6,387 vehicles sold.

Sales of Ford trucks increased 6 percent in August. America's best-selling vehicle, the Ford F-Series, reported sales of 58,201 vehicles - 19 percent increase year-over-year - for its 13th straight month of sales increases and its best sales month of 2012. EcoBoost-equipped F-150s surpassed the 200,000 sales threshold in August.

In addition, Ford is announcing its fourth-quarter North American production plan. The company plans to build 725,000 vehicles in the fourth quarter, up 7 percent (50,000 vehicles) from the fourth quarter of 2011. The company also said it will be slightly below its previous third quarter 2012 North American production guidance of 690,000 vehicles, with one month of production left in the quarter.

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About Ford Motor Company
Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 168,000 employees and about 65 plants worldwide, the company's automotive brands include Ford and Lincoln. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford and its products worldwide, please visit http://corporate.ford.com.

Contact(s):	Erich Merkle
313.806.4562
emerkle2@ford.com

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.